NEWS RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense Reports Strong Quarter Capping Record Year
Board authorizes quarterly dividend and additional stock buyback

ARLINGTON, VA, January 27, 2005 — United Defense Industries, Inc. (NYSE:UDI) today reported operating income of $56 million, up 58 percent from $35.5 million in the fourth quarter of 2003 on higher volume and better margins. Net income of $31.2 million resulted in earnings per share of $0.60 on a fully diluted basis for the fourth quarter ended December 31, 2004, an increase of eight percent from $28.8 million, $0.54 per diluted share in the year-earlier quarter.

Fourth-quarter revenue of $595.6 million was up 14 percent from $524.7 million a year ago, with virtually all of the growth occurring in the Defense Systems segment. Higher Intelligent Munitions development and production work at our Swedish subsidiary, initial deliveries of surrogate training vehicles, and increased recovery vehicle kit deliveries to Egypt more than offset lower Ship Repair and Maintenance sales.

For the twelve months ended December 31, 2004, United Defense reported record sales of $2.3 billion, up 12 percent from $2.05 billion in 2003. Full year net income of $166.1 million, $3.15 per share on a fully diluted basis, was up 18 percent from $140.6 million, $2.66 per fully diluted share in 2003.

New orders in the quarter of $631 million included $192 million in Ship Repair and Maintenance orders, $105 million of additional Future Combat Systems funding, and a $46 million order for Assault Amphibious Vehicles. The fully funded backlog at the end of the year was $2.1 billion.

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $30.9 million in the quarter. During the quarter the company continued to repurchase shares of common stock under its stock repurchase program and used $34.7 million to purchase 862,300 shares of common stock. As of December 31, 2004, the company had expended a total of $93 million to repurchase 2.5 million shares under the program. Because of continued good performance, including strong cash generation, the Company’s Board of Directors authorized an additional $100 million to be used under the Company’s share buyback program and extended the program for another 12 months. Since the strong cash flows were deemed sustainable, the Board of Directors also authorized a quarterly dividend payment of $0.125 per share. The initial payment will be made on March 1, 2005 to shareholders of record as of February 15, 2005.

About United Defense Industries, Inc.
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free (800)289-0493 or toll (International): (913)981-5540, confirmation code 2141444. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, you may access www.uniteddefense.com at any time beginning after 2:00 pm today through February 3, 2005 to listen to a replay of the Web cast or you may access the replay by dialing toll free (888)203-1112 pass code 2141444.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended		12 mos. ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Revenues	$595.6	$524.7	$2,292.4	$2,052.6
Costs and expenses:
Cost of sales	(480.3)	$(429.6)	(1,807.3)	(1,639.7)
Selling, general and administrative expenses	(50.5)	$(46.5)	(166.0)	(163.5)
Research and development	(8.8)	$(13.1)	(32.6)	(29.8)

Total expenses	(539.6)	(489.2)	(2,005.9)	(1,833.0)

Income from operations	56.0	35.5	286.5	219.6
Earnings (loss) related to investments in affiliates	—	3.1	6.4	19.7
Net interest expense	(5.4)	(5.2)	(21.8)	(24.1)

Income before income taxes	50.6	33.4	271.1	215.2
Provision for income taxes	(19.4)	(4.6)	(105.0)	(74.6)

Net income	$31.2	$28.8	$166.1	$140.6

Earnings per common share:
Basic	$0.61	$0.55	$3.20	$2.71

Diluted	$0.60	$0.54	$3.15	$2.66

Weighted average common shares outstanding (in millions):
Basic	50.8	52.2	51.9	52.0

Diluted	51.8	53.2	52.8	52.9

Revenue by Program
Dollars in Millions

	3 mos. ended		12 mos. ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Defense Systems:
Bradley Family of Vehicles	$39.5	$35.1	$368.9	$292.6
Naval Ordnance	84.6	77.7	353.8	269.3
Vertical Launch Systems	30.8	34.1	119.7	115.4
Combat, Engineering and Recovery Vehicles	26.2	13.8	91.7	99.6
Future Combat Systems	54.3	59.1	220.4	239.5
Artillery Systems	61.4	28.8	144.5	108.4
Assault Amphibious Vehicles	38.5	35.0	68.2	132.0
Other	108.6	72.3	352.2	250.5

Total Defense Systems	$443.9	$355.9	$1,719.4	$1,507.3

Ship Repair and Maintenance	151.7	168.8	573.0	545.3

Total Revenue	$595.6	$524.7	$2,292.4	$2,052.6

Cash Flow
Dollars in Millions

	3 mos. ended		12 mos. ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Net Cash from Operating Activities	$46.8	$51.5	$236.9	$223.8
Net Cash used in Investing Activities:
Net Capital Spending	(15.9)	(11.4)	(42.4)	(43.6)

Free Cash Flow	$30.9	$40.1	$194.5	$180.2
Purchase of Kaiser Compositek, Cercom and Hawaii Shipyards	—	—	(44.6)	—

Cash Flow	$30.9	$40.1	$149.9	$180.2